                                                                    EXHIBIT 10.8

                         -------------------------------

                            ASSET PURCHASE AGREEMENT

                         -------------------------------

                                 BY AND BETWEEN

                          THE AGELESS FOUNDATION, INC.

                                       AND

                            QUINCY INVESTMENTS CORP.

                                  JULY 27, 2005

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                                TABLE OF CONTENTS
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
ARTICLE I SALE AND TRANSFER OF ASSETS.........................................................................         1

      1.01     Purchased Assets...............................................................................         1

      1.02     Excluded Assets................................................................................         3

      1.03     Assumption of Liabilities......................................................................         3

      1.04     Purchase Price and Payment for Assets..........................................................         3

      1.05     Purchase Price Allocation......................................................................         3

ARTICLE II CLOSING............................................................................................         4

      2.01     Closing........................................................................................         4

      2.02     Deliveries by the Company......................................................................         4

      2.03     Buyer's Deliveries at Closing..................................................................         4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................         5

      3.01     Corporate Existence and Qualification..........................................................         5

      3.02     Authority, Approval and Enforceability.........................................................         5

      3.03     Conflicts......................................................................................         5

      3.04     No Proceedings.................................................................................         6

      3.05     Financial Statements...........................................................................         6

      3.06     Compliance with Laws...........................................................................         6

      3.07     Litigation.....................................................................................         6

      3.08     Assets of the Business.........................................................................         6

      3.09     Commitments....................................................................................         7

      3.10     Insurance......................................................................................         8

      3.11     Inventories....................................................................................         8

      3.12     Suppliers and Customers........................................................................         8

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      3.13     Products.......................................................................................         8

      3.14     Transactions With Affiliates...................................................................         8

      3.15     Operations Since May 31, 2005..................................................................         8

      3.16     Taxes..........................................................................................         9

      3.17     Permits........................................................................................        10

      3.18     Intellectual Property..........................................................................        10

      3.19     Environmental; Health; Safety..................................................................        11

      3.20     No Undisclosed Liabilities.....................................................................        11

      3.21     Accounts Receivable............................................................................        11

      3.22     Other Information..............................................................................        11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER............................................................        11

      4.01     Corporate Existence and Qualification..........................................................        11

      4.02     Authority, Approval and Enforceability.........................................................        12

      4.03     No Proceedings.................................................................................        12

      4.04     Conflicts......................................................................................        12

      .  The execution and delivery of this Agreement and the carrying out of the transactions
               contemplated hereby will not:..................................................................        12

ARTICLE V CONDITIONS TO THE COMPANY'S AND BUYER'S OBLIGATIONS.................................................        12

      5.01     Conditions to Obligations of the Company.......................................................        12

      5.02     Conditions to Obligations of Buyer.............................................................        13

      5.03     Disclosure Supplement..........................................................................        14

      5.04     Name Change....................................................................................        14

ARTICLE VI ADDITIONAL AGREEMENTS..............................................................................        14

      6.01     Further Assurances.............................................................................        14

      6.02     Publicity......................................................................................        14

      6.03     Conduct of the Business Prior to the Closing Date..............................................        14

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      6.04     Confidential Information.......................................................................        15

      6.05     Transition.....................................................................................        15

      6.06     Access and Information.........................................................................        15

      6.07     Covenant Not to Compete........................................................................        15

ARTICLE VII INDEMNITY.........................................................................................        16

      7.01     Indemnification................................................................................        16

      7.02     Notice of Asserted Liability...................................................................        17

      7.03     Opportunity to Defend..........................................................................        17

      7.04     Limitations....................................................................................        17

ARTICLE VIII MISCELLANEOUS....................................................................................        18

      8.01     Brokers........................................................................................        18

      8.02     Costs and Expenses.............................................................................        18

      8.03     Notices........................................................................................        18

      8.04     Governing Law, Jurisdiction, Venue, Waiver and Jury Trial......................................        19

      8.05     Entire Agreement; Amendments and Waivers.......................................................        19

      8.06     Binding Effect and Assignment..................................................................        20

      8.07     Remedies.......................................................................................        20

      8.08     Exhibits and Schedules.........................................................................        20

      8.09     Multiple Counterparts..........................................................................        20

      8.10     References and Construction....................................................................        20

      8.11     Survival.......................................................................................        21

      8.12     Attorneys' Fees................................................................................        21

      8.13     Termination....................................................................................        21

      8.14     Bulk Sales Laws................................................................................        21

ARTICLE IX DEFINITIONS........................................................................................        22
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      9.01     Action.........................................................................................        22

      9.02     Affiliate......................................................................................        22

      9.03     Assets.........................................................................................        22

      9.04     Business Day...................................................................................        22

      9.05     Closing Date...................................................................................        22

      9.06     Code...........................................................................................        22

      9.07     Collateral Agreements..........................................................................        22

      9.08     Contract.......................................................................................        22

      9.09     Court Order....................................................................................        22

      9.10     Encumbrances...................................................................................        22

      9.11     Financial Statements...........................................................................        22

      9.12     Governmental Authorities.......................................................................        23

      9.13     Intellectual Property..........................................................................        23

      9.14     Inventory......................................................................................        23

      9.15     Knowledge......................................................................................        23

      9.16     Legal Requirements.............................................................................        23

      9.17     Liabilities....................................................................................        24

      9.18     Naturade.......................................................................................        24

      9.19     Permits........................................................................................        24

      9.20     Person.........................................................................................        24

      9.21     Taxes..........................................................................................        24

      9.22     Tax Returns....................................................................................        24

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                                LIST OF SCHEDULES

Schedule 1.01(a)...................                           Business Contracts
Schedule 1.01(b)...................                        Intellectual Property
Schedule 1.01(d)...................                              Telephone Lines
Schedule 1.01(e)...................                                    Inventory
Schedule 1.01(f)...................                           Business Documents
Schedule 1.01(g)...................                                 Other Rights
Schedule 1.01(h)...................                          Accounts Receivable
Schedule 1.01(i)...................                                      Permits
Schedule 1.01(l)...................                     Personal Property Leases
Schedule 1.02......................                              Excluded Assets
Schedule 1.03(a)...................       Assumed Liabilities (Accounts Payable)
Schedule 1.04(c)...................                          Net Working Capital
Schedule 1.05......................                 Allocation of Purchase Price
Schedule 3.01......................        Qualifications as Foreign Corporation
Schedule 3.05......................                         Financial Statements
Schedule 3.07......................                                   Litigation
Schedule 3.09(a)...................                                    Contracts
Schedule 3.10......................                                    Insurance
Schedule 3.11......................                                    Inventory
Schedule 3.12......................                      Suppliers and Customers
Schedule 3.13......................                                     Products
Schedule 3.14......................                       Affiliate Transactions
Schedule 3.18......................                        Intellectual Property
Schedule 3.20......................                                 Indebtedness
Schedule 3.21......................                          Accounts Receivable

                                LIST OF EXHIBITS

Exhibit A  -   Consulting Agreement with Naomi Balcombe
Exhibit B  -   Form of Note
Exhibit C      Form of Guaranty
Exhibit D      Form of Assignment and Assumption Agreement (Assumed Liabilities)

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July __, 2005 ("Agreement Date"), by and between Quincy Investments Corp., a Bahamas International Business Company (the "Buyer"), and The Ageless Foundation, Inc., a Florida corporation (the "Company").

                                    RECITALS

            A. The Company is engaged in the business of selling its line of health-related products to retailers (the "Business").

            B. Buyer desires to purchase, and Company desires to sell, the operating assets of the Company, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                           SALE AND TRANSFER OF ASSETS

            1.01 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.01 hereof), the Company shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept as of the Closing Date, all of the right, title and interest of the Company in and to the Business and all of the assets, properties and rights of the Company of every kind and description wherever located, tangible and intangible, related to the Business (collectively, the "Assets"), other than the Excluded Assets, free and clear of all Encumbrances. The Assets shall include, but not be limited to:

                  (a) All rights under any purchase orders and Contracts (collectively, the "Business Contracts") relating to the Business, including, but not limited to, those that are identified in Schedule 1.01(a), including, without limitation, the right to all of the revenue therefrom related to any Products sold before the Closing Date;

                  (b) All goodwill associated with the Business, and all copyrights, patents, trade names, trademarks, service marks, logos, domain names, whether registered or unregistered, applications for the foregoing, including, but not limited to, those as more fully identified in Schedule 1.01(b), and other trade secrets, processes, formulae, inventions, research and development work, technical information, production data, blueprints and specifications, licenses, permits, governmental approvals, authorizations and operation contracts, license agreements, know-how and similar property, customer lists, lists of suppliers, cost sheets, bills of material and any other intellectual property and intangible assets that are owned by the Company or to which the Company possesses rights that are used in the Business including all Intellectual Property;

                  (c) All books, files, operating data and records of the Company relating to the Business (the "Books and Records"), excluding accounting and tax books and records, including, but not limited to, federal, state and local tax filings and records, general ledgers, general journals, books of original entry, and further excluding corporate administrative books and records, including minute books and stock certificate books;

                  (d) All telephone lines, telephone numbers and telephone listings used by the Company in the Business, including, but not limited to, those more fully identified on Schedule 1.01(d) (the "Telephone Lines");

                  (e) The Company's Inventory as more fully identified on
      Schedule 1.01(e) hereto, which Schedule shall be updated as of the Closing Date to reflect changes in the ordinary course of business;

                  (f) The benefit of all confidentiality, non-competition, non-solicitation, non-disclosure and similar protective agreements or instruments, all manufacturers' warranties on tangible personal property, and all other agreements relating to the Business which inure to the Company's benefit, including, but not limited to, those more fully identified on Schedule 1.01(f) (the "Business Documents");

                  (g) All known and unknown, liquidated or unliquidated, contingent or fixed rights, chooses in action or causes of action of every nature and kind which the Company has or may have against any third party relating to the Assets, including, but not limited to, those more fully identified in Schedule 1.01(g) (the "Other Rights");

                  (h) All accounts receivable of the Company, including, but not limited to, those more fully identified on Schedule 1.01(h) hereto, which Schedule shall be updated as of the Closing Date to reflect changes from the Agreement Date through the Closing Date (the "Accounts Receivable");

                  (i) To the extent transferable by the Company to Buyer, all Permits set forth on Schedule 1.01(i);

                  (j) All goodwill of the Business and other general intangibles exclusively or primarily related to the Assets;

                  (k) All Actions, credits, rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors or other third parties arising before, on or after the Closing Date and relating exclusively or primarily to the Assets or any Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

                  (l) The rights under all leases of personal property to which Seller is a party and which relate exclusively or primarily to the Business, including those listed on Schedule 1.01(l); and

                  (m) All goods and services and all other economic benefits to be received subsequent to the Closing Date which arise out of prepayments and payments by Seller prior to the Closing Date and relating exclusively or primarily to the Business.

            1.02 Excluded Assets. Those assets of Company specifically identified on Schedule 1.02, including cash and the Purchase Price, are excluded from the term "Assets" and therefore from the sale contemplated hereby.

            1.03 Assumption of Liabilities.

                  (a) Buyer will assume (a) the current accounts payable of the Company set forth on Schedule 1.03(a) and (b) the Liability of the Company to Naomi Balcombe in the amount of $600,000, as set forth on the Interim Balance Sheet (the "Assumed Liabilities"), which shall be paid on the date on which the Note is paid in full.

                  (b) Except with respect to the Assumed Liabilities, Buyer shall in no event assume or be responsible for any Liabilities of the Company or relating to the Business, contingent or otherwise, known or unknown. The Assets shall be sold and conveyed to Buyer free and clear of all Encumbrances. Without limiting the generality of the foregoing, in no event shall Buyer assume or be responsible for: (i) any income, property, franchise, sales, use or other tax of the Company or any filing requirements or obligations with respect thereto arising out of or resulting from the sale of the Assets hereunder (all such taxes to be paid by the Company) or any transaction of the Company prior to or subsequent to the execution of this Agreement; and (ii) any liabilities, obligations, or costs resulting from any claim or lawsuit or other proceeding relating to the Assets or naming the Company or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing Date.

            1.04 Purchase Price and Payment for Assets. As payment in full for the Assets:

                  (a) Buyer will, at Closing:

                        (i) deliver to the Company a promissory note (the
            "Note") payable to the Company, in the principal amount of $700,000, subject to adjustment pursuant to Section 1.04(b) (the principal amount of the Note (as adjusted pursuant to Section 1.04(b)) is referred to herein as the "Purchase Price"); and

                        (ii) assume the Company's liability for the payment of
            certain accounts payable to Naomi Balcombe, in the amount of $600,000.

                  (b) The principal amount of the Note will be adjusted at Closing based upon changes in the Company's Inventory, accounts payable and accounts receivable in accordance with Schedule 1.04(c).

            1.05 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.05. The parties acknowledge that such allocation fairly reflects the fair market value of the Assets, and will use such allocation in reporting for all federal, state and local tax purposes.

                                   ARTICLE II
                                    CLOSING

            2.01 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held within 14 days of the execution of this Agreement at the offices of Naturade, Inc., 14370 Myford Rd., Suite 100, Irvine, CA 92606, provided that the Company has received the requisite approvals from its shareholders and its board of directors on or before such date. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed effective as of the close of business of the Business on the Closing Date.

            2.02 Deliveries by the Company. At or prior to the Closing, the Company shall deliver to Buyer:

                  (a) certified copies of the resolutions of the Board of Directors and the stockholders of the Company authorizing the transactions set forth herein;

                  (b) all licenses, bills of sale, assignments and other documents, if any, conveying to Buyer and vesting in Buyer good, clear and marketable title of record to all of the Assets;

                  (c) possession of all originals and copies of agreements, instruments, documents, books, records, files and other data and information within the possession of the Company that constitute part of the Assets (collectively, the "Records"); provided, however, that the Company may retain (1) copies of any Records that the Company is reasonably likely to need for complying with requirements of law; and (2) copies of any Records that in the reasonable opinion of the Company will be required in connection with the performance of its obligations under Legal Requirements;

                  (d) executed copy of a Consulting Agreement between the Buyer and Naomi Balcombe in the form attached as Exhibit A (the "Consulting Agreement);

                  (e) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of Florida;

                  (f) a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Florida; and

                  (g) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.

            2.03 Buyer's Deliveries at Closing. On the Closing Date, the Buyer shall deliver to the Company the following:

                  (a) an executed Note in the form attached as Exhibit B;

                  (b) executed Guaranty of the obligations under the Note by Peter H. Pocklington, in the form attached as Exhibit C;

                  (c) an executed counterpart of the Consulting Agreement;

                  (d) evidence of the assumption of the Assumed Liabilities pursuant to an Assignment and Assumption Agreement in the form attached as Exhibit D;

                  (e) an executed Assignment and Assumption Agreement, pursuant to which the Buyer will assign all of its rights and obligations under this Agreement and the Collateral Agreements to Naturade; and

                  (f) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Buyer that:

            3.01 Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to own, manage, lease and hold its properties and to carry on its Business as and where such properties are presently located and such business is presently conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the Company's Assets or the nature of the Company's business requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on Company's business, operations, properties, prospects, the Assets or condition (financial or otherwise) (a "Material Adverse Effect"). The Company is qualified as a foreign corporation and is in good standing in each jurisdiction set forth in Schedule 3.01 attached hereto.

            3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

            3.03 Conflicts. The execution and delivery by the Company of this Agreement and each Collateral Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not:

                  (a) Violate any provision of the certificate of incorporation or bylaws of the Company;

                  (b) Violate any provision of any Legal Requirement relating to the Business, the Assets or the Assumed Liabilities, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority;

                  (c) Require a consent, approval or waiver from, or notice to, any party to a Contract, or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material Liabilities or fees under, or create in any party the right to terminate, cancel or modify, any Contract; or

                  (d) Result in the creation of any Encumbrance upon any material Asset.

            3.04 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or any Company or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its properties as a result of the consummation of this Agreement.

            3.05 Financial Statements. Schedule 3.05 sets forth (a) unaudited statements of certain assets and certain Liabilities of the Business as of December 31, 2003, together with related statements of revenues, costs and expenses of the Business for the twelve-month period ending December 31, 2003 and December 31, 2004 (the "Annual Financial Statements"), (b) unaudited statements of certain assets and Liabilities of the Business as of May 31, 2005 (the "Interim Balance Sheet"), and (c) unaudited income statements of the Business for the five-month period ending on May 31, 2005 (collectively, with the Annual Financial Statements and the Interim Balance Sheets, the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company in all material respects; (ii) present fairly, in all material respects, the financial position of the Business for the respective periods there ended; and (iii) have been prepared in accordance with the Company's normal practices for the Business.

            3.06 Compliance with Laws. The Company is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Company.

            3.07 Litigation. Except as otherwise set forth on Schedule 3.07, there is no Action against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and to the Knowledge of the Company, there is no basis for any such Action and there is no Court Order to which the Business is subject.

            3.08 Assets of the Business. The Company has and will have as of the Closing Date good and marketable title to the Assets, free and clear of any and all Encumbrances. The Assets and the rights conferred by the Business Contracts comprise all of the properties, assets

(including, without limitation, computer software and licenses therefor) and rights of the Company which relate to the conduct of the Business as presently conducted and are adequate to conduct the Business as presently conducted by the Company.

            3.09 Commitments.

                  (a) Except as otherwise set forth on Schedule 3.09(a), the Company is not a party to or bound by any of the following, whether written or oral:

                        (i) any Contract that cannot by its terms be terminated
            by the Company with 90 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                        (ii) any contract or commitment for capital expenditures
            by the Company in excess of $10,000 per calendar quarter in the aggregate;

                        (iii) any lease or license with respect to any Assets,
            real or personal, whether as landlord, tenant, licensor or licensee;

                        (iv) any agreement, contract, indenture or other
            instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any asset;

                        (v) any partnership, joint venture or other similar
            agreement;

                        (vi) any contract with any Affiliate of the Company
            relating to the provision of goods or services by or to the Company;

                        (vii) any agreement that purports to limit the Company's
            freedom to compete freely in any line of business or in any geographic area;

                        (viii) any asset purchase agreements, stock purchase
            agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any Assets relating to the Business (other than sales of Inventory in the ordinary course of business); and

                        (ix) any other Contract that is material to the business
            of the Company.

                  (b) All of the Contracts listed or required to be listed in
      Schedule 3.09(a) and all of the Business Contracts are valid, binding and in full force and effect; the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect and neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any of the terms or covenants of any such Contract. Following the Closing, Buyer will be entitled to all of the benefits of the Company under each Business Contract that constitutes part of the Assets.

                  (c) The Company is not a party to or bound by any Contract or Contracts, the terms of which were arrived at by or otherwise reflect less than arm's-length negotiations or bargaining.

            3.10 Insurance. Schedule 3.10 sets forth a complete and correct list of all insurance policies presently in effect that relate to the Company or its Assets, all of which are in full force and effect.

            3.11 Inventories. Except as otherwise set forth in Schedule 3.11, the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of Business for the purposes for which intended except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet. Except as otherwise set forth in Schedule 3.11, the amount of such Inventory as reflected on the Company's books of account is at least equal to the fair market value of such Inventory.

            3.12 Suppliers and Customers. Schedule 3.12 sets forth (a ) the ten
(10) largest suppliers of the Company during each of calendar years 2003 and 2004; and (b) the ten (10) largest customers of the Company during each of calendar years 2003 and 2004. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the Company's business relationship with any customer or supplier, which termination, cancellation, limitation, modification or change could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

            3.13 Products. Schedule 3.13 lists each product under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (collectively, the "Products").

            3.14 Transactions With Affiliates. Except as set forth on Schedule
3.14 and except for customary advances to employees consistent with past practices and payment of compensation for employment to employees, consistent with past practices, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.14, no shareholder or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any shareholder or any such Affiliate.

            3.15 Operations Since May 31, 2005.

                  (a) Since May 31, 2005, there has not been any change, circumstance or effect in or with respect to the Assets, financial condition or results of operations of the Business, other than any changes, circumstances and effects arising in the ordinary course of business that have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Since May 31, 2005, the Company has conducted the Business, in all material respects, in the ordinary course, and the Company has not:

                        (i) Conveyed, exchanged, sold, assigned, abandoned,
            leased (as lessor or lessee), transferred, licensed, or otherwise disposed of, in whole or in part, in a single transaction or series of related transactions, any Assets (including Intellectual Property) except in the ordinary course of business;

                        (ii) Undertaken or committed to undertake capital
            expenditures;

                        (iii) Suffered any damage, destruction or casualty loss
            with respect to any property (whether or not covered by insurance) material to the Business;

                        (iv) Except as set forth on Schedule 3.20, incurred or
            guaranteed any Indebtedness;

                        (v) Made any material change in the accounting
            principles, methods practices or policies relating to the Business;

                        (vi) With respect to the Business, acquired or purchased
            any properties or assets that are, individually or in the aggregate, material to the Business (other than in the ordinary course of business), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any material investment in any Person;

                        (vii) Executed, terminated, cancelled, materially
            modified or permitted to materially modify, terminate, cancel or expire any Business Contract;

                        (viii) Created or suffered the imposition of any
            Encumbrance on any of the Assets;

                        (ix) Forgiven or cancelled any material debt or material
            claim of the Business or voluntarily waived any right of material value, other than compromises of accounts receivable in the ordinary course of business;

                        (x) Entered into any intercompany transactions relating
            to the Business with any Affiliate of the Company; or

                        (xi) Authorized, approved, agreed or committed to do any
            of the actions described in clauses (i)-(x) above.

            3.16 Taxes. The Company has filed or will have filed on a timely basis all material Tax Returns relating to the Business in connection with any Tax required to be filed by it, and the Company has or will have timely paid all such Taxes shown thereon to be due. None of the Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state or local law. None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. There is no Action, audit or claim now pending with respect to any Tax with respect to the Assets. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Assets. With respect to the Business, the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. With respect to the Business, the Company has collected all material sales and use Taxes required to be collection and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

            3.17 Permits. Each Permit is in full force and effect and the Company is not in violation of or default thereunder, and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened.

            3.18 Intellectual Property.

                  (a) Schedule 3.18 contains a list of all Patents, Marks and Copyrights owned or used by the Company as of the date of this Agreement which relate to the Business as presently conducted.

                  (b) The Company either: (i) owns the entire right, title and interest in and to all Intellectual Property that is used in the Business as presently conducted (the "Business Intellectual Property"), free and clear of Encumbrances or adverse claims of ownership from current or former employees and contractors; or (ii) has the right and license to use the Business Intellectual Property in the conduct of the Business.

                  (c) To the Knowledge of the Company, all items set forth on
      Schedule 3.18 are valid and in force, or to the extent such items are applications, are pending without challenge.

                  (d) (i) During the previous three (3) years, no material Action has been taken or, to the Knowledge of the Company, threatened, (A) alleging that the conduct of the Business or any Business Intellectual Property infringes on or misappropriates the Intellectual Property of another Person; or (B) challenging the ownership or validity of the Business Intellectual Property; (ii) no material Action is pending with respect to any Business Intellectual Property; and (iii) to the Knowledge of the Company, there is no valid basis for any Action described in this
      Section 3.18.

            3.19 Environmental; Health; Safety. To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable environmental laws. There is no environmental litigation, administrative or judicial proceeding or order, consent decree, or investigation pending or threatened against the Company related to the Business.

            3.20 No Undisclosed Liabilities.

                  (a) The Business does not have any Liabilities of any nature except for (i) Liabilities disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) Liabilities incurred since May 31, 2005 in the ordinary course of business and which have not and will not result in a Material Adverse Effect and (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

                  (b) Except as set forth on Schedule 3.20, the Business does not have any Indebtedness.

            3.21 Accounts Receivable. All accounts receivable of the Company (collectively, the "Accounts Receivable") represent or shall represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date current and fully collectible, net of the reserves shown on the Interim Balance Sheets or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). To the Knowledge of the Company, there is no contest, claim, or right of set off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.21 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

            3.22 Other Information. The information furnished by the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to the Company that:

            4.01 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

            4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

            4.03 No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing.

            4.04 Conflicts. The execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby will not:

                  (a) Violate or conflict with any of the terms, conditions or provisions of Buyer's Articles of Incorporation or bylaws;

                  (b) Violate any Legal Requirements applicable to Buyer;

                  (c) Violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer; or

                  (d) Require Buyer to obtain or make any waiver, consent, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

                                   ARTICLE V
               CONDITIONS TO THE COMPANY'S AND BUYER'S OBLIGATIONS

            5.01 Conditions to Obligations of the Company. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver of the following conditions:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and

      Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) As of the Closing Date, no Action shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

                  (c) All of Buyer's deliveries (described in Section 2.03) shall be tendered to the Company at or prior to Closing.

                  (d) The Buyer shall have furnished the Company with a certified copy of all necessary corporate action on its behalf approving the Buyer's execution, delivery and performance of this Agreement and any Collateral Agreement.

                  (e) All proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (f) No proceeding in which the Buyer shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

            5.02 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

                  (a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing, the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing, and Buyer shall have received a certificate of such effect from an officer of the Company.

                  (b) As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or the Assets as a result of the consummation of this Agreement.

                  (c) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement and each Collateral Agreement.

                  (d) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (e) No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company under any United States or state bankruptcy or insolvency law.

                  (f) All of the Company's deliveries (described in Section 2.02) shall be tendered to Buyer at or prior to the Closing.

            5.03 Disclosure Supplement. The Company shall have the right to supplement its disclosure to Buyer with respect to any matter arising after the date of this Agreement that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in any schedule hereto. If such additional information set forth in such supplement (together with any additional information set forth in the disclosure schedules and any prior supplement) reveal facts, events or circumstances that Buyer reasonably believes will have, individually or in the aggregate, a Material Adverse Effect, then the condition stated in Section 5.02(a) shall be deemed not to have been satisfied and this Agreement may be terminated by Buyer.

            5.04 Name Change. The Company shall change its name at Closing and discontinue all use of the name "Ageless Foundation."

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

            6.01 Further Assurances. Following the Closing, the Company and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

            6.02 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the National Association of Securities Dealers or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

            6.03 Conduct of the Business Prior to the Closing Date. From the date hereof until the Closing Date, the Company shall operate the Business only in the ordinary course of business, and shall not engage in any of the actions described in Section 3.15 without the written consent of Buyer.

            6.04 Confidential Information. The Company acknowledges that all customer, supplier and distributor lists, manufacturing techniques, formulas, sales, marketing and expansion strategies, technology, processes of the Company and Buyer relating to the business conducted with the Assets, and all related information concerning the products, services, production, development, technology and all related technical information, procurement, and sales activities and procedures, promotion, and pricing techniques, and credit financial data relating to the business conducted with the Assets concerning customers of the Company and Buyer are valuable, special, and unique assets (collectively, "Confidential Information"). The parties agree that all Confidential Information of the Company shall be transferred to Buyer as part of the Assets pursuant to the terms of this Agreement. In recognition of this, Company represents and agrees that during the five (5) year period following the date of this Agreement, Company will not (i) disclose any Confidential Information to any Person or entity, or (ii) make use of any Confidential Information for its own purposes or for the benefit of any Person or entity other than Buyer, except for disclosures required by any Legal Requirement, in which event Buyer shall be given prompt notice of any such compelled disclosure, and, if possible, opportunity to defend its rights hereunder prior to any such compelled disclosure being made. The Company acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interest of the Company and that restriction against disclosure of Confidential Information is reasonable in light of the consideration and other value the Company has accepted pursuant to this Agreement.

            6.05 Transition. Prior to the Closing Date, Buyer and the Company shall agree in writing upon a process for handling orders and product shipments during a reasonable transition period following the Closing Date. Buyer and the Company shall also agree in writing upon a process for introducing Buyer to the Company's customers and notifying the Company's customers of Buyer's purchase of the Assets. Any and all of the Company's press releases to the public regarding the transaction contemplated by this Agreement, and communications to vendors and customers regarding the transaction reasonably contemplated by this Agreement shall be approved by Buyer in writing.

            6.06 Access and Information. From the date hereof until the first to occur of the Closing Date and the termination of this Agreement, the Company shall permit, or cause to be provided, access to Buyer and its representatives to make such investigation of the Business as Buyer reasonably deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the respective directors, officers, agents and representatives (including legal counsel and independent accountants) of the Company relating to the Business and the properties, books, records and commitments of the Company relating to the Business. Buyer and the Company agree to use reasonable efforts in conducting such investigation to keep confidential the existence of this Agreement and the proposed transactions. Such access and investigation shall be made upon reasonable notice and at reasonable places and times.

            6.07 Covenant Not to Compete.

                  (a) For a period of one (1) year from and after the Closing Date, the Company shall not, directly or indirectly through any of its Affiliates or otherwise, engage in the manufacture, sale, provision or distribution of any Products, or enter into any arrangement (contractual or otherwise) pursuant to which any other Person agrees on behalf of the Company or any of its Affiliates to do any of the foregoing.

                                   ARTICLE VII
                                    INDEMNITY

            7.01 Indemnification.

                  (a) The Company shall indemnify, defend and hold harmless Buyer its Affiliates, and its partners, shareholders, directors, officers, employees, agents and representatives (collectively, the "Buyer Indemnified Parties") from and against any and all Liabilities, judgments, claims, settlements, losses, damages, costs, fees (including attorneys' fees, court fees and expenses), liens, taxes, penalties, obligations and expenses incurred or suffered (collectively, "Losses") by any such Buyer Indemnified Party arising from (collectively, the "Buyer Indemnifiable Claims"):

                        (i) any misrepresentation or breach of any
            representation, warranty or agreement of the Company contained in this Agreement;

                        (ii) the non-fulfillment by the Company of any covenant
            or agreement made by such party in this Agreement;

                        (iii) any obligation arising from the conduct of the
            Business on or prior to the Closing;

                        (iv) any Liability that is not an Assumed Liability;

                        (v) without limiting the foregoing, all Liabilities for
            Taxes incurred by the Company related to or arising as a result of the conduct of the Company or the Business on or prior to the Closing Date;

                        (vi) the failure of the Company or Buyer to comply with
            any bulk sales law; and

                        (vii) any and all actions, suits, proceedings, demands,
            judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (vi) of this Section 7.01(a).

                  (b) Buyer indemnifies and holds harmless the Company, its Affiliates and its partners, shareholders, directors, officers, employees and other agents and representatives (collectively "Company Indemnified Parties"), from and against any and all Losses incurred or suffered by any such person arising from:

                        (i) any misrepresentation or breach of any
            representation, warranty or agreement of Buyer contained in this Agreement;

                        (ii) the non-fulfillment by Buyer of any covenant or
            agreement made by it in this Agreement;

                        (iii) any and all Assumed Liabilities;

                        (iv) any obligation arising from the conduct of the
            Business after the Closing by Buyer; and

                        (v) any and all Losses incident to any of the matters
            referred to in clauses (i) through (iv) of this Section 7.01(b).

            7.02 Notice of Asserted Liability. Promptly after a Buyer Indemnified Party or Company Indemnified Party (in this context, an "Indemnitee") become aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VII, the Indemnitee shall give notice thereof in the manner provided in Section 8.03 of this Agreement (the "Claims Notice") to the party (in this context, the "Indemnitor"). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor's request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee.

            7.03 Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel reasonably acceptable to Indemnitee, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defends such Asserted Liability, it shall within 15 business days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability, at the sole cost and expense of Indemnitor, without prejudice to any rights Indemnitee may have hereunder. In such event, Indemnitor may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 7.01, provided that Indemnitee shall control such defense. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party's control that are necessary or appropriate for such defense.

            7.04 Limitations. The indemnification and reimbursement obligations hereunder shall expire on the second anniversary of the Closing Date (the "Expiration Date"), except (a) as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, Tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnitor has received written notice from the Indemnitee on or before the Expiration Date and (b) with respect to Taxes, the Expiration Date shall be 90 days after expiration of the latest statute of limitations applicable to such Taxes. No Indemnitee shall be entitled to indemnification pursuant to this Article VII if the Indemnitor shall have delivered in the aggregate funds equal to $1,300,000 in satisfaction of claims under this Article VII.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            8.01 Brokers. Regardless of whether the Closing shall occur, (i) the Company shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

            8.02 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

            8.03 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or sent by national commercial courier service, return receipt requested for next day delivery to be confirmed in writing by such courier, or by telecopier, as follows:

      BUYER:                 Quincy Investments Corp.309 Terraces North
                             47-111 Vintage Drive East
                             Indian Wells, California 92210
                             Attention: Peter H. Pocklington

                             Telecopier No.: 760-862-2752

                             With a Copy (which shall not constitute notice) to:

                             Varner, Saleson & Brandt LLP
                             3750 University Avenue, Suite 610
                             Riverside, California 92501
                             Attention: Vahe Sarrafian

                             Telecopier No.: 951-274-7770

      COMPANY:               The Ageless Foundation, Inc.
                             1521 Alton Road, #512
                             Miami Beach, Florida 33139
                             Attention: Naomi Balcombe

                             Telecopier No.: 352-592-9733

                             With a Copy (which shall not constitute notice) to:

                             Kluger, Peretz, Kaplan & Berlin, P.L.
                             201 South Biscayne Boulevard, 17th Floor
                             Miami, Florida 33131
                             Attention: Eliot C. Abbott

                             Telecopier No.: 305-379-3428

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

            8.04 Governing Law, Jurisdiction, Venue, Waiver and Jury Trial. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the State of California, Orange County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Central District of California. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

            8.05 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

            8.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by the Company without the prior written consent of Buyer. The Company understands and acknowledges that Buyer intends to assign all of its rights and obligations under this Agreement to Naturade, and that Naturade is an express third party beneficiary under this Agreement. Except as set forth in the immediately prior sentence, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

            8.07 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

            8.08 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates.

            8.09 Multiple Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.10 References and Construction.

                  (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                  (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

            8.11 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

            8.12 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

            8.13 Termination.

                  (a) This Agreement shall terminate on the earlier to occur of any of the following events:

                        (i) the mutual written agreement of Buyer and the
            Company;

                        (ii) by written notice of Buyer or the Company to the
            other party hereto, if the Closing shall not have occurred prior to 12:00 midnight, Pacific time, on August 15, 2005;

                        (iii) by written notice of Buyer to the Company, if the
            Company shall have materially breached any of their representations, warranties or agreements contained herein or pursuant to Section 5.03; or

                        (iv) by written notice of the Company to Buyer, if Buyer
            shall have materially breached any of its representations, warranties or agreements contained herein.

                  (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Upon the termination of this Agreement, all other rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 6.02, 6.04, 7.05, 8.02-8.05, 8.07 and
      8.10-8.12.

            8.14 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales laws of any state in which the Assets are located or in which operations relating to the Business are conducted.

                                   ARTICLE IX
                                   DEFINITIONS

            Capitalized terms used in this Agreement are used as defined in this
Article IX or elsewhere in this Agreement.

            9.01 Action. The term "Action" shall mean any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action.

            9.02 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

            9.03 Assets. Shall have the meaning set forth in Section 1.01.

            9.04 Business Day. The term "Business Day" shall mean any day that national banks are open to conduct business in Irvine, California.

            9.05 Closing Date. Shall have the meaning set forth in Section 2.01.

            9.06 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

            9.07 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

            9.08 Contract. The term "Contract" shall mean any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which the Company is a party.

            9.09 Court Order. The term "Court Order" means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

            9.10 Encumbrances. The term "Encumbrances" shall mean any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

            9.11 Financial Statements. The term "Financial Statements" shall have the meaning set forth in Section 3.05.

            9.12 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States and the Bahamas) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

            9.13 Intellectual Property. The term "Intellectual Property" shall mean any and all of the following which is owned by, licensed by, licensed to, used or held for use by a Person (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto and the goodwill of the Business symbolized thereby ("Marks"); (b) all inventions (whether patentable or unpatentable), all improvements thereto, and all patent, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof and all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (collectively, the "Patents"); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expressions regardless of the availability of copyright protection, but including all copyrights and moral rights recognized by law and all applications to register and renewals of any of the foregoing ("Copyrights"); (d) all computer software and databases owned by the Person or under development for the Person by third parties ("Software") and all related documentation; (e) all categories of ideas, trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), improvements, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations ("Proprietary Rights"); (f) all licenses and other Contracts pursuant to which the Person has acquired rights in or to any of the Marks, Patents, Copyrights, Software or Proprietary Rights ("In-Licenses"); and (g) all licenses and other Contracts to which the Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, Software or Proprietary Rights ("Out-Licenses").

            9.14 Inventory. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

            9.15 Knowledge. The term "Knowledge" shall mean the actual knowledge of Naomi Balcombe, after reasonable due inquiry.

            9.16 Legal Requirements. The term "Legal Requirements," when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

            9.17 Liabilities. The term "Liabilities" shall mean all indebtedness, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Legal Requirement.

            9.18 Naturade. The term "Naturade" shall mean Naturade, Inc., a Delaware corporation.

            9.19 Permits. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

            9.20 Person. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

            9.21 Taxes. The term "Taxes" shall mean any federal, state, local or foreign income, gross receipts, estimated, profits, windfall profits, intangible property, occupation, production, emergency excess, capital gains, capital stock, stamp, goods and services, value-added property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

            9.22 Tax Returns. The term "Tax Returns" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

                         [SIGNATURES ON FOLLOWING PAGE]

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Executed as of the date first written above.

                                       BUYER:

                                       Quincy Investments, Corp.,
                                       a Bahamas International Business Company

                                       By: /s/Peter H. Pocklington
                                           -----------------------
                                       Name: Peter H. Pocklington
                                       Title: Chairman

                                       COMPANY:

                                       The Ageless Foundation, Inc.,
                                       a Florida corporation

                                       By:/s/Naomi Balcombe
                                          -----------------
                                       Name: Naomi Balcombe
                                       Title: President

                                      S-1


               [Schedules and Exhibits have been omitted but are
             available to the staff of the Commission upon request]